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                                  EXHIBIT 10.54

                           CHANGE IN CONTROL AGREEMENT

         THIS CHANGE IN CONTROL AGREEMENT (the "Agreement") is entered into effective January 22, 1997, between ADFlex Solutions, Inc., a Delaware corporation (the "Company"), and Rolando C. Esteverena (the "Executive").

                                    RECITALS

         A. The Company is engaged in the business of designing, manufacturing and assembling flexible interconnects for the computer, computer peripherals and high-end consumer markets.

         B. The Executive currently serves as the Chairman of the Board, President and Chief Executive Officer of the Company.

         C. The Company and the Executive desire to embody the terms and conditions relating to compensation to the Executive upon his actual or constructive termination following a Change in Control (as hereinafter defined) in a written agreement, which will supersede the provisions of any and all prior agreements relating to the subject matter hereof, whether written or oral, pursuant to the terms and conditions hereinafter set forth.

                              TERMS AND CONDITIONS

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Effective Date; Term. The Effective Date of this Agreement shall be the date first written above. The term of this Agreement shall commence on the Effective Date and shall continue, unless sooner terminated, for three years (the "Initial Term"). Thereafter, the term of this Agreement shall automatically be extended for successive one year periods ("Renewal Terms") unless either the Company's Board of Directors (the "Board") or the Executive gives written notice to the other at least 90 days prior to the end of the Initial Term or any Renewal Term, as the case may be, of its or his intention not to renew the term of this Agreement. The Initial Term and any Renewal Terms of this Agreement shall be collectively referred to as the "Term." This Agreement will terminate upon the first to occur of (a) the expiration of its Term, or (b) payment of all sums due by the Company to the Executive hereunder in the event of a Change in Control.

         2. Definitions.

           (a) Change in Control. A "Change in Control" shall mean a change in ownership or control of the Company effected through any of the following transactions:

               (i) the direct or indirect acquisition by any person or related group of persons (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of securities possessing more than 50% of the total combined voting power of the
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Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders or any other transaction, in any case regardless of whether or not the Board recommends that the Company's stockholders accept;

               (ii) a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board;

               (iii) a merger or consolidation approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

               (iv) the sale, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company approved by the stockholders or the complete liquidation or dissolution of the Company approved by the stockholders.

                  (b) Good Reason. "Good Reason" shall mean any of the following if the same shall occur without the Executive's express prior written consent:

               (i) a material change by the Company in the Executive's function, duties or responsibilities (including any requirement that the Executive report to any person other than the Board) which would cause the Executive's position with the Company to become of less dignity, responsibility and importance than that associated with his functions, duties or responsibilities as of the date of this Agreement;

               (ii) the Executive's Base Salary is reduced by the Company;

               (iii) relocation of the Executive's principal place of employment to a place located outside of Maricopa County, Arizona; or

               (iv) the failure by the Company to obtain the assumption by operation of law or otherwise of this Agreement by any entity which is the surviving entity in any merger or other form of corporate reorganization involving the Company or by any entity which acquires all or substantially all of the Company's assets.

         3. Compensation Upon Termination Following Change in Control.

            (a) The Executive shall be entitled to the following benefits upon a termination of his employment (x) by the Company within one year following a Change in Control or (y) by the Executive for Good Reason within one year following a Change in Control:

               (i) The Company shall pay to the Executive his full base salary (the "Base Salary") through the date of termination at the greater of the rate in effect at the time of
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termination or the rate in effect immediately prior to
the Change in Control (collectively, the "Base Rate"). In addition, the Company shall pay to the Executive an amount (the "Severance Amount") equal to 1.1 multiplied by the sum of (A) one year's base salary at the Base Rate plus (B) the greater of the Executive's target bonus in effect under the Company's management bonus plan at the time of termination or the target bonus in effect under the Company's management bonus plan immediately prior to the Change in Control. The Company shall pay the Base Salary and the Severance Amount to the Executive in cash in a lump sum no later than the thirtieth day following the date of termination;

               (ii) The Company shall maintain in full force and effect, for the continued benefit of the Executive and his eligible beneficiaries, until the first to occur of (A) his attainment of comparable benefits upon alternate employment or (B) one year following the date of termination, the benefits pursuant to Company-sponsored benefit plans, programs or other arrangements in which the Executive was entitled to participate immediately prior to the Change in Control, but only to the extent that the Executive's continued participation is permitted under the general terms and provisions of such plans, programs and arrangements;

               (iii) The Company shall use reasonable efforts to continue in effect for the benefit of the Executive all insurance or other provisions for indemnification and defense of officers or directors of the Company which are in effect on the date of the Change in Control with respect to all of his acts and omissions while an officer or director as fully and completely as if such Change in Control had not occurred, and until the final expiration or running of all periods of limitation against actions which may be applicable to such acts or omissions; and

               (iv) Subject to Section 16 of the 1934 Act, all stock options and other stock incentive awards which are not vested at the date of termination shall vest in the Executive as of the date of termination and may be exercised by the Executive in accordance with the terms of the plans and agreements pursuant to which such options and other awards were issued.

            (b) Notwithstanding anything herein to the contrary, if the deductibility by the Company of any payments to be made to the Executive under this Agreement would be limited by Section 280G (or any successor provision thereto) of the Internal Revenue Code of 1986, as amended (the "Code"), the payments to be made to the Executive hereunder shall automatically be limited to an amount equal to the maximum amount that would otherwise be deductible by the Company under Section 280G of the Code; provided, however, that if pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, any portion of the aggregate payments made hereunder would not be deductible by the Company under Code
Section 280G, the Executive agrees to pay to the Company, upon demand, an amount equal to the sum of (i) the portion of such amount that would not be deductible by reason of Section 280G of the Code, and (ii) interest on the amount set forth in clause (i) of this sentence at the Applicable Federal Rate (as defined in Section 1274(d) of the Code) from the date of receipt of such excess payment through the date of repayment.

         4. No Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company.

            (a) The Company shall use reasonable efforts to require any successor (whether
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direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets which assumes this Agreement by operation of law or otherwise.

            (b) This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         5. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         6. No Employment Contract. This Agreement shall not constitute an agreement or promise of employment by the Company.

         7. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

                  To the Company:   ADFlex Solutions, Inc.
                                    2001 West Chandler Boulevard
                                    Chandler, Arizona 85224
                                    Attention: V.P. Human Resources

                  To the Executive: Rolando C. Esteverena
                                    11774 E. Terra Drive
                                    Scottsdale, AZ  85259

         8. Amendments or Additions. No amendments or additions to this Agreement shall be binding unless in writing and signed by each of the parties hereto.

         9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement, including without limitation any dispute over whether a Good Reason has occurred, shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Phoenix, Arizona in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding on the parties, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators. Notwithstanding any other provision of this Agreement, if any dispute regarding the occurrence of a Good Reason becomes subject to arbitration, the Company shall not be required to pay any amounts to the Executive (except those amounts required by law) until the completion of the arbitration and the rendering of
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the arbitrators' decision. The amounts, if any, determined by the arbitrators to be owed by the Company to the Executive shall be paid within five days after the decision by the arbitrators is rendered.

         10. Miscellaneous. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding or other employment taxes required under federal, state or local law.

         11. Governing Law. The validity interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to its conflicts of laws principles.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

THE COMPANY:                              EXECUTIVE:

ADFlex Solutions, Inc.,
a Delaware corporation

By: \s\ Charles Furniss                   \s\ Rolando C. Esteverena
    ----------------------------          ---------------------------------
Its: V. P. Human Resources                Rolando C. Esteverena